Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, April 27, 2007
Blue Valley Ban Corp. Reports First Quarter 2007 Earnings
Overland Park, Kansas, April 27, 2007 — Blue Valley Ban Corp. (OTCBB: BVBC) (“the Company”) today announced net income of $1.2 million, or fully-diluted earnings per share (EPS) of $0.48 for the first quarter of 2007, compared to net income of $1.3 million, or $0.55 per share for the same period in 2006.
As announced previously, we completed the purchase of Unison Bancorp, and its subsidiary, Western National Bank, and successfully merged that operation into the Bank of Blue Valley during the quarter. Additionally, we realigned our checking and money market products and introduced an exciting new deposit product called Performance Checking. “Although these activities negatively impacted first quarter financial results, these activities have better positioned the Company for the future” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the first quarter of 2007, net interest income increased 2.4% to $6.8 million compared to $6.6 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from higher interest rates. Noninterest income remained virtually unchanged at $2.0 million for both this period and the prior year period. Noninterest expense also remained virtually unchanged at $6.6 million during this period compared to $6.4 million in the prior year period.
Total assets, loans and deposits at March 31, 2007 were $739.9 million, $559.0 million and $580.9 million, respectively, compared to $705.7 million, $529.0 million and $532.1 million one year earlier, respectively, increases of 4.8%, 5.7%, and 9.2%, respectively.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
BLUE VALLEY BAN CORP.
FIRST QUARTER 2007
CONSOLIDATED FINANCIAL HIGHLIGHTS
(all dollars in thousands, except per share data)
(unaudited)

Three Months Ended March 31	2007	2006
Net interest income	$6,766	$6,605
Provision for loan losses	400	75
Non-interest income	1,997	2,032
Non-interest expense	6,584	6,446
Net income	1,164	1,317
Net income per share — Basic	0.48	0.56
Net income per share — Diluted	0.48	0.55
Return on average assets	0.67%	0.77%
Return on average equity	8.74%	11.40%

At March 31
Assets	$739,864	$705,682
Mortgage loans held for sale	6,429	20,598
Loans	559,047	529,004
Deposits	580,937	532,052
Stockholders’ Equity	55,419	47,742